Exhibit 99.1

Omeros Corporation Reports Third Quarter 2015 Financial Results

-- Conference Call Today at 4:30 p.m. ET --

SEATTLE, WA -- November 9, 2015 -- Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system, today announced recent highlights and developments as well as financial results for the third quarter of 2015, which include:

•

Omidria® (phenylephrine and ketorolac injection) 1% / 0.3% units shipped by wholesalers (“sell-through”) during Q3 increased 71% from prior quarter with no change to net revenue per vial sold from prior quarter

•	Revenues of $3.3 million, $3.2 million of which resulted from net product sales of Omidria with minimal quarter-end wholesaler inventory levels
•	Net loss of $19.9 million, or $0.53 per share, which included $2.7 million ($0.07 per share) of non-cash expenses for the three months ended September 30, 2015
•	Converting Omidria sales force from a contracted to an in-house organization
•

Received Fast Track Designation from FDA for OMS721 in the treatment of aHUS and reported additional positive data in the OMS721 Phase 2 clinical trial in patients with thrombotic microangiopathies (TMAs)

•

Positive data in a patient with hematopoietic stem cell transplant-related TMA treated with OMS721; currently expanding clinical trials to include IgA nephropathy and other complement-related renal disorders

•	Resuming previously suspended OMS824 Huntington’s clinical program following review of submitted data by and authorization from FDA

“The clinical acceptance of Omidria is strong and, throughout the third quarter, we continue to expand broadly reimbursement for Omidria across both government and commercial payers,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “With the fourth-quarter introduction of OMIDRIAssure™, we have now expanded access to all cataract surgery patients and have ensured that physicians and facilities can provide the benefits of Omidria to their patients without coverage or reimbursement concerns. Quarterly and monthly unit-sales growth rates are high and that trend has continued into the fourth quarter, with Omidria sales revenue now more than covering Omidria-related sales, marketing and manufacturing costs and providing funding for pipeline development. OMS721 has continued to generate positive data in the Phase 2 TMA program, and we are expanding clinical indications beginning with IgA nephropathy and then moving to additional lectin-mediated disorders. With Omidria sales increasing, the OMS721 program expanding, OMS824 headed back to the clinic and the rest of the pipeline advancing, the rest of this year and 2016 promise to be exciting.”

Third Quarter and Recent Highlights and Developments

•

Omeros is in the process of hiring as employees field sales representatives currently supplied by Ventiv Commercial Services, LLC (inVentiv), effective January 1, 2016, and will continue to receive back-office sales management and systems support from inVentiv on a month-to-month basis.

•

OMS721 received Fast Track Designation from the FDA for the treatment of patients with atypical hemolytic uremic syndrome (aHUS). The FDA’s Fast Track program facilitates the development of drugs intended to treat serious or life-threatening conditions and that have the potential to address unmet medical needs.

•

In August 2015, Omeros announced positive data from the mid- and high-dose cohorts in the dose-ranging stage of its Phase 2 clinical trial of OMS721 for the treatment of TMAs with consistent and robust improvement in efficacy measures. OMS721 was well tolerated by all patients in all dosing cohorts throughout the treatment periods. Chronic preclinical toxicity studies have been completed and demonstrated no safety concerns, allowing chronic dosing in clinical trials. Additional patients were enrolled in the high-dose cohort and the fixed-dose stage of the Phase 2 clinical trial is expected to continue in 2016. The company is preparing to discuss Phase 3 trial design with FDA later this year or in the early part of 2016. In addition, investigator-requested compassionate use for OMS721 continues to be available to European patients with aHUS for whom it has been and will be requested. Based on the positive efficacy and safety data in TMAs, Omeros is currently expanding clinical trials to evaluate OMS721 in IgA nephropathy and other complement-related renal disorders.

•

In our Phase 2 clinical trial of OMS721 for the treatment of TMAs, an additional patient in the high-dose cohort of the dose-ranging stage has completed dosing. This patient has a history of lymphoma for which he underwent hematopoietic stem cell transplant (HSCT). His post-transplant course has been complicated by a number of life-threatening disorders, including platelet transfusion-requiring TMA. Despite transfusions, the patient’s TMA persisted and he was enrolled in our OMS721 Phase 2 trial. Following the four-week dosing period, platelet count quadrupled, resulting in a count of more than 100,000; haptoglobin level more than doubled and was normal; plasma lactate dehydrogenase level, a measure of damage within blood vessels, decreased by 35 percent but still above normal; and schistocyte (i.e., fragmented red blood cell) count remained at only one. Throughout dosing with OMS721 and since completing OMS721 treatment, the patient has not required platelet transfusions or plasmapheresis.

•

Clinical trials evaluating OMS824 in Huntington’s were previously suspended at the request of the FDA. Recently, based on review of our submission of requested data, the FDA notified us that we are permitted to resume clinical trials in our Huntington’s program, with dosing limitations. The dosing limitations are subject to removal pending submission and FDA review of additional information. We are moving forward with the Huntington’s program and will generate additional data for further discussion with the FDA. Given that there was no active schizophrenia trial at the time of program suspension, the FDA will address the OMS824 schizophrenia program when we have a related trial protocol ready for initiation.

•

To ensure that patients, surgeons and facilities can access the benefits of Omidria, Omeros introduced the OMIDRIAssure™ Reimbursement Services Program in the fourth quarter with comprehensive reimbursement services including the “Equal Access” Patient Assistance Program for financially eligible government-insured and uninsured patients and the “We Pay the Difference” Commercial Reimbursement Program for patients with insufficient commercial insurance to cover the cost of Omidria.

•

In October 2015 Omeros entered into an agreement with Apexus, LLC, an authorized 340B prime vendor, entitling its customers to purchase Omidria from Omeros’ wholesalers at a greater discount (i.e., sub-340B/sub-WAC) than those offered under the company’s PHSA Pharmaceutical Pricing Agreement. Omeros has confirmed reimbursement coverage for Omidria from one-hundred percent (100%) of Medicare Administrative Contractors and 145 million of the 155 million lives represented by the top 30 commercial insurance payers as well as from AARP, USAA, TRICARE and Blue Cross/Blue Shield regional plans.

•

As noted in Omeros’ second quarter 2015 earnings release, the European Commission (EC) approved Omidria for use in cataract surgery and lens replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction) and to reduce postoperative eye pain. Decisions about price and reimbursement for Omidria are made on a country-by-country basis and will be required before marketing may occur in a particular country. The company plans to enter into one or more partnerships for the marketing and distribution of Omidria in the EU, the timing of which depends on numerous factors, including domestic sales of Omidria.

Financial Results

For the quarter ended September 30, 2015, revenue was $3.3 million, including $3.2 million of Omidria product sales. Omidria units shipped by the company’s wholesalers during the third quarter increased by 71% from the prior quarter based on data received from wholesalers. Net revenue per vial sold, including all gross-to-net adjustments, remained unchanged from the second quarter. Wholesaler buying patterns in the third quarter are responsible for the significant difference between reported revenues and wholesaler units shipped to ASCs and hospitals, with wholesalers at the end of the quarter holding minimal inventory. The increase in units shipped by the wholesalers reflects growth in customer base, order frequency and average order size.

Total costs and expenses, including noncash expenses, for the three months ended September 30, 2015 were $22.6 million compared to $17.3 million for the same period in 2014. The increase was primarily due to expenses related to sales and marketing costs for the U.S. commercial launch of Omidria and increased research and development activities related to OMS721.

For the three months ended September 30, 2015, Omeros reported a net loss of $19.9 million, or $0.53 per share, which included noncash expenses of $2.7 million ($0.07 per share). This compares to a net loss of $18.3 million, or $0.54 per share, for the same period in 2014, which included noncash expenses of $2.6 million ($0.08 per share).

At September 30, 2015, Omeros had cash, cash equivalents and short-term investments of $35.0 million.

Conference Call Details

Omeros’ management will host a conference call to discuss the financial results and to provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 2186632. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 2186632.

To access the live or subsequently archived webcast of the conference call, go to the Company’s website at www.omeros.com and go to “Events” under the Investors section of the website. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system. Derived from its proprietary PharmacoSurgery® platform, the company’s first drug product, Omidria® (phenylephrine and ketorolac injection) 1%/0.3%, has been approved by the FDA for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. In the European Union, European Commission has approved Omidria for use in cataract surgery and lens replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has five clinical-stage development programs focused on: complement-related thrombotic microangiopathies; Huntington’s disease, schizophrenia, and cognitive impairment; addictive and compulsive disorders; and preventing problems associated with urologic surgical procedures. In addition, Omeros has a proprietary GPCR platform, which is making available an unprecedented number of new GPCR drug targets and corresponding compounds to the pharmaceutical industry for drug development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, product commercialization including with respect to Omidria® and OMS103, Omeros’ ability to partner and commercialize Omidria in Europe, Omeros’ unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2015. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Omeros Corporation

Investor Relations

206.676.5000

ir@omeros.com

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Product sales, net	$3,244	$—	$6,607	$—
Grant revenue	15	214	227	359
Total revenue	3,259	214	6,834	359
Costs and expenses:
Cost of product sales	248	—	624	—
Research and development	13,264	11,772	33,482	36,196
Selling, general and administrative	9,048	5,574	25,926	14,196
Total costs and expenses	22,560	17,346	60,032	50,392
Loss from operations	(19,301)	(17,132)	(53,198)	(50,033)
Interest expense	(871)	(944)	(2,765)	(2,555)
Investment income and other income (expense), net	251	(251)	693	(372)
Net loss	$(19,921)	$(18,327)	$(55,270)	$(52,960)
Basic and diluted net loss per share	$(0.53)	$(0.54)	$(1.48)	$(1.61)
Weighted-average shares used to compute basic and diluted net loss per share	37,923,353	34,005,642	37,417,915	32,945,346

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)
Cash, cash equivalents and short-term investments	$34,999	$6,886
Total assets	41,417	11,090
Total current liabilities	22,273	18,431
Notes payable	28,551	32,709
Accumulated deficit	(383,316)	(328,046)
Total shareholders’ equity (deficit)	(9,004)	(42,654)